UNITED STATES SECURITIES AND EXCHANGE COMMISSION Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (date of earliest event reported): July 1, 2020

GWG Holdings, Inc.

(Exact name of registrant as specified in its charter)

Commission File Number:   001-36615

Delaware	26-2222607
(State or other jurisdiction of incorporation)	(IRS Employer Identification No.)

325 North St. Paul Street, Suite 2650, Dallas, TX 75201

(Address of principal executive offices, including zip code)

(612) 746-1944

(Registrant’s telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Shares	GWGH	Nasdaq Capital Markets

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.     ☐

Item 5.07	Submission of Matters to a Vote of Security Holders.

As part of the combination between GWG Holdings, Inc. (the “Company,” “we” or “us”) and The Beneficient Company Group, L.P. (“Beneficient”), we continue to assess alternatives to create and expand on the synergies between the two companies, diversify and strengthen our consolidated balance sheet, and maximize value for our investors. We believe that having the authority to exchange all of the Company’s equity securities for equity securities of the Company or one or more subsidiaries of the Company is a potential avenue to create additional organizational efficiencies for the Company while at the same time enabling us to grow our consolidated balance sheet in a prudent and sustainable manner, and in turn create additional potential value for our shareholders. To provide that flexibility to the Company, we are seeking authority for the Company to effect an exchange of its equity securities for securities issued by the Company or one or more subsidiaries of the Company by adopting an Amended and Restated Certificate of Incorporation of the Company (the “Amended Charter”).

The proposed Amended Charter, a copy of which is filed as Exhibit 99.1 to this Current Report on Form 8-K, has been adopted by the Board of Directors of the Company, which declared its advisability, based upon a recommendation of its Special Committee of independent and disinterested directors. It has also been approved by the written consent from the holders of a majority of the outstanding shares of the Company’s common stock, par value $.001 per share (the “Common Stock”). To become effective, the Amended Charter must also be approved by the holders of a majority of the outstanding shares of the Company’s two series of preferred stock, each series voting separately as a class (the “Preferred Stock”). We plan to solicit the consent of the holders of our Preferred Stock to the Amended Charter. While the Company believes such an exchange of equity securities may be a potential avenue to create efficiencies, the Company has not approved any plans to exchange either the Company’s Common Stock or Preferred Stock or the specific terms or issuer of any such securities that may be issued in connection therewith.

The Amended Charter would permit the Company to effect an exchange of each share of the then outstanding shares of Common Stock in exchange for a number of securities of one or more classes or series of the Company or one or more subsidiaries of the Company (the “subsidiary securities”). The value that each share of Common Stock will be exchange for may not be less than the greater of (i) $10.00 (subject to certain adjustments), or (ii) the volume weighted average price (VWAP) of the Common Stock for the twenty (20) trading days immediately prior to the date of any notice of exchange. The Amended Charter also requires that at least one class of the subsidiary securities to be listed on a national securities exchange prior to, or at the time of, the exchange.

In addition, the Amended Charter would permit the Company to exchange all of the Preferred Stock for preferred equity securities of the Company or one or more subsidiaries of the Company (the “subsidiary preferred interest”) with substantially similar terms to that of the Preferred Stock; provided that, the Amended Charter requires the subsidiary preferred interest to have the following preferential terms:

•	accrue monthly cumulative dividends of not less than 7.5% per annum, subject to increase in the Board’s discretion, on the stated value of such subsidiary preferred interest; and

•	be subject to conversion into common equity securities of the issuer of the subsidiary preferred interest or a subsidiary thereof on terms substantially similar to those governing the conversion of the current Redeemable Preferred Stock; provided, that the conversion price shall be equal to, or less than, $12 per common equity securities.

The Amended Charter would also provide for an exclusive forum in the State of Delaware for certain potential claims by stockholders, as specified in the Amended Charter. Please refer to Exhibit 99.1 to this Current Report on Form 8-K for the full terms of the Amended Charter.

The Company has filed a Preliminary Information Statement on Schedule 14C to provide holders of the Common Stock with information regarding the action by written consent by the holders of a majority of the Common Stock and intends to promptly solicit consents from the holders of the Preferred Stock to the Amended Charter.

There can be no assurance that the Company will receive the required consents of the holders of the Preferred Stock, and the Company hasn’t approved any plans to exchange either the Common Stock or the Preferred Stock or the terms or issuer or issuers of any securities issued in connection therewith, and there can be no assurance that any such exchange will occur or what the terms of the securities to be issued in connection with such exchange will be, other than as provided for in the Amended Charter. Any such exchange would be subject to approval of the terms of any such exchange by the Company’s Board of Directors and conditions precedent, some of which are outside of the Company’s control, including the grant of trust charters from the State of Texas.

Item 9.01	Financial Statements and Exhibits

Exhibit No.	Description
99.1	Proposed Amended Charter (filed herewith)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GWG HOLDINGS, INC.

Date: July 6, 2020	By:	/s/ Murray T. Holland
	Name:	Murray T. Holland
	Title:	Chief Executive Officer